Exhibit 99.1

VICI PROPERTIES INC. COMPLETES REDEMPTION OF 8.0% SENIOR SECURED SECOND PRIORITY NOTES DUE 2023

NEW YORK, NY – February 20, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today announced that its wholly owned subsidiaries, VICI Properties 1 LLC and VICI FC Inc., completed the previously announced redemption in full for cash of all of its outstanding 8.0% Senior Secured Second Priority Notes due 2023 (the "Notes") on February 20, 2020 (the "Redemption Date") at a redemption price equal to the outstanding principal amount of the Notes plus the applicable premium plus accrued and unpaid interest to the Redemption Date (the "Redemption Price"). Following the redemption of the Notes, no Notes will remain outstanding.

"The redemption of our 8% Second Lien Notes removes the last tranche of secured emergence debt from our balance sheet and simplifies our capital structure," said David Kieske, Executive Vice President and Chief Financial Officer of VICI Properties. "This redemption significantly lowers our cost of capital, extends our maturity profile and furthers our goal of ultimately becoming investment grade.”

Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of holders of the Notes is to receive payment of the Redemption Price.

This press release is for informational purposes only and shall not constitute a notice of redemption of the Notes or an offer to purchase, or a solicitation of an offer to sell, any Notes or other securities.

About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 40 million square feet and features approximately 15,600 hotel rooms and more than 180 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation, Century Casinos Inc., Hard Rock International, JACK Entertainment and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Important factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com